<DOCUMENT>
<TYPE>EX-2.2
<SEQUENCE>5
<FILENAME>unauditedfinancialstatements
<TEXT>

WHITE KNIGHT PUBLICATIONS, INC
STATEMENT OF INCOME
(Unaudited)
January 1 - November 24, 2003

Revenue                                                       $420,000
Appreciation of Securities                            1,930.000
Total Expenses                                              (454,885)
Net Income                                                $1,895,115

WHITE KNIGHT SST, INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

                                                                                At
                                                                November 24, 2003

Assets

Cash                                                          $      4,500
Securities at Market                                     2,262,500
Other Assets                                                       6,800

Total Assets                                                $2,273,800

Liabilities and
Stockholders' Equity

Accounts Payable and
  Accrued Expenses                                    $   286,400
Paid-in capital                                                    92,285
Retained Earnings                                          1,895,115

Total Liabilities and
Stockholders' Equity                                   $ 2,273,800

</TEXT>
</DOCUMENT>